                                                                 Exhibit 4.33


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         This Settlement Agreement and General Release (the "Agreement") is entered into between plaintiff I-O Display Systems LLC, ILIXCO, Inc. dba Razor Digital Media ("Plaintiffs"), on the one hand, and defendant Checquemate International, Inc., dba C3D Digital (collectively, "Defendant"), on the other hand. Plaintiffs and Defendant are referred to collectively as "the Parties."

                                    RECITALS

         WHEREAS, Plaintiffs commenced an action in the Superior Court of San Mateo County, California under Civil Action Number 415826 and bearing the caption I-O DISPLAY SYSTEMS LLC, ILIXCO, INC. DOING BUSINESS AS RAZOR DIGITAL MEDIA VS. INTELECON SERVICES, INC., CHECQUEMATE INTERNATIONAL, INC. INDIVIDUALLY AND DOING BUSINESS AS C3D DIGITAL, INC., MIKE HEIL, DOUG STANLEY, SAM BOYER, TIM MEYERS, DOES 1 TO 100, (the "Action");

         WHEREAS, the Parties wish to complete the settlement, compromise, and resolution of Plaintiffs' claims against Defendant, on the terms and subject to the conditions stated herein;

         The Parties, in consideration of the covenants contained herein, and in consideration and exchange of the following consideration, hereby stipulate and agree as follows:

                              TERMS AND CONDITIONS

                  1.a In compromise of the claims asserted by Plaintiffs in the Action, Defendant has transferred to Plaintiff the total of 2,535,377 shares of the common stock of

                        SETTLEMENT AGREEMENT AND RELEASE

Checquemate International, Inc., (the "Shares") which shares are included among those to be registered for trading on the open market pursuant to a Form S-3 Registration Statement filed by Defendant with the Securities and Exchange Commission on November 30, 2001. Subject to all applicable laws, Defendant will use its best efforts to cause its Form S-3 Registration Statement to become effective at the earliest commercially reasonable time. Defendant will take no action to omit Plaintiffs' Shares from the Registration Statement, or any amendment thereto, or to cause Plaintiffs' Shares to become registered later than other shares registered pursuant to the same Registration Statement, and will inform Plaintiff, through Mr. Jeffrey Fergason or its then current chief executive officer, promptly and in writing as soon as Plaintiffs' Shares are registered.

         1.b Defendant provides the conditional liquidation guarantees described below during a Guarantee Period not to exceed 540 days after the Registration Statement is declared effective, and Plaintiffs agree, as described below, to the orderly liquidation of any Shares liquidated during that same Guarantee Period. In any single calendar month, Plaintiffs may, but are not required to, liquidate no more than 120,000 shares (approximately 6% of the present gross Share position), or 6% of the average monthly trading volume of Defendant's common stock during the three month period preceding the intended sale, whichever is greater. Upon Plaintiffs' request, Defendant may except from this orderly liquidation provision any Shares directly purchased from Plaintiffs by third parties, and shall except from this provision at least $100,000 in Shares (based on a per share price of $0.17) purchased by third parties. Plaintiffs grant Defendant a right of first refusal to purchase any Shares Plaintiffs intend to liquidate; Defendant shall provide to Plaintiffs a form of written Notice to be used for this purpose. Defendant shall have at least three business days to exercise its right to purchase any Shares

                        SETTLEMENT AGREEMENT AND RELEASE

Plaintiffs may elect to liquidate during the Guarantee Period. If, at the end of the Guarantee Period, Plaintiffs' Shares do not have an Aggregate Value of at least $370,000 (determined by the thirty day trailing average closing price of Defendant's common stock), then Defendant shall transfer to Plaintiffs an amount of registered shares or cash, at Defendant's discretion, equal to the difference between the Aggregate Value and $370,000. The gross proceeds of any Shares liquidated during the Guarantee Period (including any shares purchased from Plaintiff by any third party) shall be deducted from any amount due. Plaintiffs shall promptly provide Defendant with all documents necessary to determine what, if any, amounts may be due under this provision.

         1.c Plaintiffs filed a Request for Default in the Action on or about April 17, 2001, and a default was entered against Defendant on or about that date. On December 14, 2001, Plaintiffs applied for a Default Judgment against Defendant, and a Default Judgment was entered against Defendant on or about December 26, 2001. Pursuant to a Writ of Execution obtained by Plaintiffs on the Default Judgment, Plaintiffs caused the Writ of Execution and Notice of Levy in the amount of $540,008 to have been served on certain financial accounts of Defendant. Plaintiffs will take or cooperate with such action as may be necessary and sufficient to vacate the default and default judgment, quash and recall the Writ of Execution, and release the Levy. After the Default and Default Judgment have been vacated, the Writ of Execution recalled and quashed, the Notice of Levy released, and this Agreement executed, Plaintiffs will dismiss the Action against Defendant with prejudice. Plaintiffs will file a request for dismissal of the Action against Defendant with prejudice, in the form attached hereto as Exhibit A, within three business days after receiving a fully executed copy of this Agreement.

                        SETTLEMENT AGREEMENT AND RELEASE

         1.d Plaintiffs will, upon receipt of cashier's checks from Defendant totaling $200,000 as described below, immediately direct the levying officer in writing to return the sum of $540,008 levied from the accounts of Defendant pursuant to Writ of Execution and Notice of Levy to Defendant, and Defendant will provide Plaintiffs with a cashier's check for $170,000. Plaintiffs shall not negotiate this check until and unless Plaintiffs have confirmed with the Levying Officer in writing, and given written notice to Defendant, that the Levying Officer has accepted and will execute Plaintiffs' instruction to release the Levy and levied funds. Upon receipt of Plaintiffs' Statement of Non-Opposition, as described below, Defendant will promptly move to set aside the Default and Default Judgment and recall and quash the Writ of Execution, which motion Plaintiff will, in writing, not oppose and agree to the entry of an Order setting aside the Default and Default Judgment and quashing and recalling the Writ of Execution in a Statement of Non-Opposition. Defendant will refrain from filing a cross-complaint in connection with the motion to set aside the Default and Default Judgment, which claims shall be tolled pending Plaintiffs' performance of their obligations under this Agreement. Plaintiffs will cease any and all efforts to execute on the Default Judgment and Writ of Execution and make no further efforts to execute on the Default Judgment, and warrant that no efforts, other than the Levy against Defendant's accounts at Wells Fargo Bank to be released as described in this Agreement and the Parties' Memorandum of Understanding, have been made.

         1.e In consideration of this Agreement, Defendant has provided Plaintiffs with a further cashier's check for $30,000, which amount shall be returned to Defendant immediately in the event that Plaintiffs' Shares become registered and any third party consummates the purchase of Plaintiffs' Shares in a gross dollar amount greater than, or equal to, $100,000 (based

                        SETTLEMENT AGREEMENT AND RELEASE
on a per share price of $0.17) within six months of January 8, 2002, which purchase on such terms Plaintiffs shall not unreasonably refuse or delay. If the Shares are not registered and no third party transaction is consummated as contemplated in this paragraph, then Plaintiff may retain the $30,000.

         2.a Plaintiffs, on their own behalf and on behalf of their employees, representatives, partners, agents, heirs, dependents, executors, successors, attorneys and assigns, and each of them, hereby release and forever discharge Defendant, and each of its current and former employees, representatives, partners, agents, attorneys, heirs, successors, assigns, officers, directors, parents, subsidiaries, affiliates and controlling persons, past and present, of and from all claims, liabilities, demands, damages, actions, and causes of action, at law or in equity, of every kind and nature, including claims for attorneys' fees or costs, whether known or unknown, existing, claimed to exist, or which may hereafter arise.

         2.b Defendant, on its own behalf and on behalf of its employees, representatives, partners, agents, heirs, dependents, executors, successors, attorneys and assigns, and each of them, hereby releases and forever discharges Plaintiffs, and each of their current and former employees, representatives, partners, agents, attorneys, heirs, successors, assigns, officers, directors, parents, subsidiaries, affiliates and controlling persons, past and present, of and from all claims, liabilities, demands, damages, actions, and causes of action, at law or in equity, of every kind and nature, including claims for attorneys' fees or costs, whether known or unknown, existing, claimed to exist, or which may hereafter arise.

                        SETTLEMENT AGREEMENT AND RELEASE

         3.a Plaintiffs specifically understand, acknowledge and agree that this is a full and final release of all claims described herein, whether known or unknown, and whether or not included in the pleadings of the Action. Plaintiffs therefore hereby expressly and voluntarily waive all rights or benefits which Plaintiffs might otherwise have under Section 1542 of the Civil Code of the State of California, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
         MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

Plaintiffs further expressly and voluntarily waive any substantially similar or equivalent statutory, common law, or equitable rights or benefits arising under the laws of any other jurisdiction. Plaintiffs acknowledge that claims or facts in addition to or different from those which are now known or believed to exist may later be discovered with respect to any claim, demand, damage, action, or cause of action that they, or any of them, may possess against Defendant, or its respective, heirs, successors, assigns, officers, directors, agents, attorneys, employees, partners, representatives, parents, subsidiaries, affiliates or controlling persons, or any of them, but they nevertheless intends this release to be effective as a full, general release.

         3.b Defendant specifically understands, acknowledges and agrees that this is a full and final release of all claims described herein, whether known or unknown, and whether or not included in the pleadings of the Action. Defendant therefore hereby expressly and voluntarily waives all rights or benefits which Defendant might otherwise have under Section 1542 of the Civil Code of the State of California, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE

                        SETTLEMENT AGREEMENT AND RELEASE

         MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

         Defendant further expressly and voluntarily waives any substantially similar or equivalent statutory, common law, or equitable rights or benefits arising under the laws of any other jurisdiction. Defendant acknowledges that claims or facts in addition to or different from those which are now known or believed to exist may later be discovered with respect to any claim, demand, damage, action, or cause of action that it may possess against Plaintiffs, or any of them, but it nevertheless intends this release to be effective as a full, general release.

         4. This Agreement is in full accord, satisfaction and discharge of all of the claims described herein. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such claims.

         5. Each Party warrants that no other person or entity has claimed or now claims any interest in the subject of this Agreement, that it has the sole right and exclusive authority to execute this Agreement, and that it has not sold, assigned, or otherwise transferred to any other person or entity, any claim, demand, damages, action, or cause of any kind or nature covered by this Agreement.

                  6.a Plaintiffs, and each of them, represent, warrant and agree that they will not, at any time hereafter, initiate, assign, maintain or prosecute, or knowingly aid in the initiation, maintenance or prosecution of any claim, demand or cause of action against Defendant or any of its respective heirs, successors, assigns, officers, directors, agents, attorneys, employees, representatives, partners, parents, subsidiaries, affiliated corporations or controlling persons, for damages, loss or injury of any kind arising from, or relating to, or in any way

                        SETTLEMENT AGREEMENT AND RELEASE
connected to any transactions, events, occurrences, acts or failures to act with respect to which Plaintiffs have released Defendant pursuant to this Agreement. Plaintiffs, and each of them, further represent and warrant that, except for the Action described herein, neither they nor their parents, subsidiaries, affiliates, partners, shareholders, heirs, dependents, executors, employees, agents, attorneys, representatives, successors or assigns has instituted any proceeding, action or claim against Defendant, or its respective, heirs, successors, assigns, officers, directors, agents, attorneys, employees, partners, representatives, parents, subsidiaries, affiliates or controlling persons with respect to the subject matter of this Agreement. Plaintiffs, and each of them, further represent and warrant that no claim covered by this Agreement has been sold, assigned, transferred, conveyed or otherwise disposed of.

                  6.b Defendant represents, warrants and agrees that it will not at any time hereafter, initiate, assign, maintain or prosecute, or knowingly aid in the initiation, maintenance or prosecution of any claim, demand or cause of action against Plaintiffs or any of their respective heirs, successors, assigns, officers, directors, agents, attorneys, employees, representatives, partners, parents, subsidiaries, affiliated corporations or controlling persons, for damages, loss or injury of any kind arising from, or relating to, or in any way connected to any transactions, events, occurrences, acts or failures to act with respect to which Defendant has released Plaintiffs pursuant to this Agreement. Defendant further represents and warrants that, except for the Action described herein, neither it nor its parents, subsidiaries, affiliates, partners, shareholders, heirs, dependents, executors, employees, agents, attorneys, representatives, successors or assigns has instituted any proceeding, action or claim against Plaintiffs, or any of them, or their respective, heirs, successors, assigns, officers, directors, agents, attorneys,

                        SETTLEMENT AGREEMENT AND RELEASE
employees, partners, representatives, parents, subsidiaries, affiliates or controlling persons with respect to the subject matter of this Agreement. Defendant further represents and warrants that no claim covered by this Agreement has been sold, assigned, transferred, conveyed or otherwise disposed of.

         7. It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement. In the event that litigation is necessary to enforce a provision or provisions of this Agreement, all costs and attorneys' fees shall be paid by the non-prevailing party or parties to the prevailing party or parties.

         8. The Parties agree that they will cooperate to execute all papers and documents as may be necessary and proper to fulfill the terms and conditions of this Agreement.

         9. The Parties agree to treat this Agreement, and the terms hereof, as a confidential matter not to be disclosed to third parties, with the exception that the fact of settlement and dismissal of the Action (as opposed to any actual term or the fact or amount of consideration) may be disclosed. The Parties hereby agree, and will cause their counsel, to maintain the confidentiality of the terms and conditions of this Agreement and the matters related thereto and shall not disclose, discuss, or comment on the same to any third party except as necessary for the implementation of this Agreement or as otherwise required by the lawful order of any judicial or administrative tribunal, or as required to comply with applicable laws or regulations.

                        SETTLEMENT AGREEMENT AND RELEASE

         10. This Agreement represents a good faith compromise of disputed claims and is not and shall not be considered, regarded, or described as an admission of liability or responsibility by any Party. Plaintiffs acknowledge that Defendant continues to deny liability, disclaim responsibility, and dispute the factual allegations claimed by Plaintiffs.

         11. The Parties warrant that no promise, inducement, representation or agreement not expressly set forth herein has been made to them in connection with this Agreement. The Parties agree that, prior to the execution of this Agreement, they have apprised themselves of sufficient relevant data, through resources of their own selection, and have consulted with their respective counsel, in order that they might intelligently exercise their judgment in deciding whether to execute this Agreement. This Agreement constitutes the entire agreement between the Parties herein named, and supersedes any and all prior oral and written agreements and understandings. The Agreement may not be altered, amended, or modified or otherwise changed in any respect whatsoever except by a writing duly executed by the Parties or their authorized representatives. It shall be interpreted as if it were mutually prepared and drafted (regardless of which Party actually drafted the Agreement), such that any rule of construction which would otherwise require that ambiguities be resolved against the drafting Party shall not apply.

         12. All of the provisions of this Agreement are contractual and not mere recitals, and shall be considered severable, such that if any provision or part hereof shall at any time be held under any law or ruling to be invalid, such provision or part shall remain in force to the extent allowed by law, and all other provisions shall remain in full force and effect and enforceable.

                        SETTLEMENT AGREEMENT AND RELEASE

         13. This Agreement shall be construed and enforced according and pursuant to the laws of the State of California.

         14. The Parties agree to the jurisdiction of the San Mateo County Superior Court to enforce the provisions of this Agreement.

         15. This Agreement may be executed in counterparts and by facsimile signatures, which, taken together, shall constitute the whole of the agreement between the Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement and General Release on the respective dates set forth below:


                                  I-O Display Systems LLC


Date:  January ___, 2002          -------------------------------------------

                                  by Jeffrey Fergason, its __________________



                                  ILIXCO, Inc.


Date:  January ___, 2002          -------------------------------------------

                                  by Jeffrey Fergason, its __________________



                                 Checquemate International, Inc.,
                                 dba C3D Digital


Date:  January ___, 2002         --------------------------------------------

                                 by Chandos Mahon, its ______________________


                        SETTLEMENT AGREEMENT AND RELEASE
                                  PAGE 11 OF 11